EXHIBIT 21.1
SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary	Jurisdiction of Incorporation
1. Pacific Sunwear Stores Corp.	California
2. Miraloma Borrower Corporation	Delaware